Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Arcellx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	457	(a)	9,487,500	(1)	$17.00	$161,287,500	(1)	0.0000927	$14,952
Fees Previously Paid	Equity	Common Stock, $0.001 par value per share	457	(o)				$100,000,000		0.0000927	$9,270
		Total Offering Amounts						$161,287,500			$14,952
		Total Fees Previously Paid									$9,270
		Net Fee Due									$5,682

(1)	Includes the aggregate offering of an additional 1,237,500 shares that the underwriters have the option to purchase.